Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Mannatech, Incorporated:

We have issued our reports dated March 16, 2007, with respect to the consolidated financial statements and internal control over financial reporting of Mannatech, Incorporated and subsidiaries appearing in the 2007 Annual Report of Mannatech, Incorporated and subsidiaries to its shareholders and dated March 17, 2008, with respect to Schedule II included in the Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton, LLP
Dallas, Texas
August 25, 2008